CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) is dated November 20, 2007 , and is entered into between GVI Security, Inc., a Delaware corporation (“Company”), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Company has asked Wells Fargo to provide it with a $15,000,000 revolving line of credit (the “Line of Credit”) to repay certain indebtedness of Company, for working capital purposes and for facilitating the issuance of documentary or standby letters of credit. Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1. Amount and Terms of the Line of Credit

1.1 Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a) Line of Credit and Limitations on Borrowing. Wells Fargo shall make advances (each an “Advance”, and collectively the “Advances”) to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $15,000,000 (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2. Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow. Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default.

(b) Maturity and Termination Dates. Company may request Advances from the date that the conditions set forth in Section 3 of this Agreement are satisfied until the earlier of: (i) November 20, 2010 (the “Maturity Date”), (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the “Termination Date.”)

(c) Use of Line of Credit Proceeds. Company shall use the proceeds of each Line of Credit Advance and each Letter of Credit for ordinary working capital purposes (including fees and expenses incurred in connection with this Agreement) and to repay certain indebtedness of Company.

(d) Revolving Note. Company’s obligation to repay Advances on the Line of Credit, regardless of how the Advances were initiated under Section 1.3 of this Agreement, shall be evidenced by a revolving promissory note (as periodically renewed, amended or replaced, the “Revolving Note”).

1.2 Borrowing Base; Mandatory Prepayment.

(a) Borrowing Base. Aggregate unreimbursed Advances, plus the L/C Amount, shall not at any time exceed the borrowing base (the “Borrowing Base”), which is an amount equal to: (i) 85% of Eligible Accounts, plus (ii) the lesser of (A) 85% of Net Orderly Liquidation Value of Eligible Inventory, (B) $8,500,000 or (C) 60% of Eligible Inventory, less (iii) the Borrowing Base Reserve, less (iv) Indebtedness that Company owes Wells Fargo that has not been advanced on the Revolving Note, less (v) Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar product or transaction extended to Company by Wells Fargo that do not otherwise constitute Advances under this Agreement.

(b) Mandatory Prepayment; Overadvances. If unreimbursed Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base at any time, then Company shall immediately prepay the Revolving Note in an amount sufficient to eliminate the excess, and if payment in full of the Revolving Note is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then Company shall deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless in each case, Wells Fargo has delivered to Company an Authenticated Record consenting to the resulting Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3 Procedures for Advances.

(a) Line of Credit Advances to Operating Account. Line of Credit Advances shall be credited to Company’s operating account #4121160162 maintained with Wells Fargo (the “Operating Account”), unless Wells Fargo and Company agree in a Record Authenticated by both parties to disburse to another account.

(i) Advances upon Company’s Request. Advances may be funded upon Company’s request. No request will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record. Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.

(A) Floating Rate Advances. If Company wants a Floating Rate Advance, it shall make the request no later than 11:59 a.m. Central Time on the Business Day on which it wants the Floating Rate Advance to be funded, which request shall specify the principal Advance amount being requested.

(B) LIBOR Advances. If Company wants a LIBOR Advance, it shall make the request no later than 11:59 a.m. Central Time on the Business Day immediately preceding the Business Day on which it wants the LIBOR Advance to be funded, which request shall specify both the principal Advance amount and Interest Period being requested. No more than five separate LIBOR Advance Interest Periods may be outstanding at any time. Each LIBOR Advance shall be in multiples of $500,000 and the initial LIBOR Advance shall be in the minimum amount of at least $2,000,000 and thereafter, each LIBOR Advance shall be in the minimum amount of at least $1,000,000. LIBOR Advances shall not be available during Default Periods.

(b) Protective Advances; Advances to Pay Indebtedness Due. Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion for any reason at any time, without Company’s compliance with any of the conditions set forth in this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo’s interest in Collateral or to perform any of Company’s obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.

1.3A LIBOR Advances.

(a) Procedure for Converting Floating Rate Advances to LIBOR Advances. Company may convert all or any part of the principal amount of an outstanding Floating Rate Advance to a LIBOR Advance, provided that no Default Period is in effect, and that Company’s request is received by Wells Fargo no later than 11:59 a.m. Central Time on the Business Day immediately preceding the Business Day on which Company wishes the conversion to become effective. Each request shall specify the principal amount of the Floating Rate Advance to be converted, the Business Day of conversion and Interest Period desired, and shall be confirmed in an Authenticated Record if requested by Wells Fargo. Each conversion to a LIBOR Advance shall be in multiples of $500,000 and the initial LIBOR Advance shall be in the minimum amount of at least $2,000,000 and thereafter, each LIBOR Advance shall be in the minimum amount of at least $1,000,000.

(b) Expiring LIBOR Advance Interest Periods. Unless Company requests a new LIBOR Advance in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Advance at the expiration of an Interest Period, Wells Fargo shall automatically convert each LIBOR Advance to a Floating Rate Advance on the last day of the expiring Interest Period. So long as no Default Period exists, Company may request that all or part of any expiring LIBOR Advance be renewed as a new LIBOR Advance, provided that Wells Fargo receives the request no later than 11:59 a.m. Central Time on the Business Day immediately preceding the Business Day that constitutes the first day of the new Interest Period. Each request shall specify the principal amount of the expiring LIBOR Advance to be continued and Interest Period desired, and shall be confirmed in an Authenticated Record if requested by Wells Fargo. Each LIBOR Advance renewal shall be in multiples of $500,000.

(c) Quotation of LIBOR Advance Interest Rates. Wells Fargo shall, with respect to any request for a new or renewal LIBOR Advance, or the conversion of a Floating Rate Advance to a LIBOR Advance, provide Company with a LIBOR quote for each Interest Period identified by Company on the Business Day on which the request was made, if the request is received by Wells Fargo no later than 11:59 a.m. Central Time on the Business Day immediately preceding the Business Day on which Company has requested that the LIBOR Advance be made effective. If Company does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request for a LIBOR quote shall be subject to redetermination by Wells Fargo.

(d) Taxes and Regulatory Costs. Company shall pay on demand to Wells Fargo with respect to any LIBOR Advance, in addition to any other amounts due or to become due under this Agreement, all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority that is related to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar costs imposed by any domestic or foreign governmental authority or resulting from compliance by Wells Fargo with any request or directive (whether or not having the force of law) from any central bank or other governmental authority that is related to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of these amounts are attributable to an existing LIBOR Advance, any reasonable allocation made by Wells Fargo among its operations shall be conclusive and binding upon Company.

1.4 Collection of Accounts and Application to Revolving Note.

(a) Wells Fargo’s Collection Account. Company has granted a security interest to Wells Fargo in the Collateral, including all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into a non interest bearing demand deposit account owned by and maintained with Wells Fargo (the “Collection Account”). Funds so deposited (“Account Funds”) are the property of Wells Fargo, and may only be withdrawn from the Collection Account by Wells Fargo.

(b) Payment of Accounts by Company’s Account Debtors. Company shall instruct all account debtors to pay Accounts owed to Company as follows:

(i) Payments by Check. If account debtors are making payments by check, Company will instruct that all such payments be sent directly to Company’s post office box (the “Lockbox”), to which Wells Fargo has been given exclusive access by separate agreement, and Wells Fargo shall deposit all such payments received into the Lockbox directly to the Collection Account.

(ii) Wire Transfers through Ready RemitSM Service. If Company has separately contracted with Wells Fargo to use the Wells Fargo Ready RemitSM service (“Ready Remit”), Company may instruct account debtors to make payments by wire transfer that conform to the requirements of Ready Remit, and all conforming payments shall be wire transferred directly to Wells Fargo’s general account.

(iii) All Other Forms of Payment. If account debtors are making payment by any means other than by check, or by check for delivery to Wells Fargo without initial delivery to the Lockbox, Company will instruct that all such payments be sent directly to Wells Fargo for deposit to the Collection Account pursuant to such other product or service agreed to by the parties in a service description to the Master Agreement for Treasury Management Services.

If Company receives a payment or the Proceeds of Collateral directly, Company will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, Company shall hold all such payments and Proceeds in trust for Wells Fargo as its property without commingling with other funds or property. All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c) Application of Payments to Revolving Note.

(i) Payments Received into the Collection Account. Account Funds deposited to the Collection Account will be processed in accordance with the terms of the Collection Account service description to the Master Agreement for Treasury Management Services. Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account.

(ii) Payments Received via Ready Remit. If Company uses Ready Remit, conforming wire transfers received directly by Wells Fargo shall be applied to the Revolving Note on the Business Day of receipt, if received no later than 12:30 p.m. Central Time, or the next Business Day if received after 12:30 p.m. Central Time.

1.5 Liability Records. Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate. Wells Fargo’s calculation of current Indebtedness shall be presumed correct unless proven otherwise by Company. Upon Wells Fargo’s request, Company will admit and certify in a Record the exact principal balance of the Indebtedness that Company then believes to be outstanding. Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

1.6 Floating Rate; LIBOR Advance Rate; Interest Related Matters; Application of Payments.

(a) Floating Rate; LIBOR Advance Rate. Except as otherwise provided in this Agreement, the unpaid principal amount of each Advance evidenced by the Revolving Note shall accrue interest at either (i) an annual interest rate equal to the sum of the Prime Rate plus the applicable Margin, which interest rate shall change whenever the Prime Rate changes (the “Floating Rate”); or (ii) an annual interest rate equal to the sum of LIBOR plus the applicable Margin (the “LIBOR Advance Rate”). Multiple Advances may accrue interest at both the Floating Rate and at the LIBOR Advance Rate at the same time, subject to the limitations set forth in Section 1.3(a)(i).

The Margins through and including the adjustment occurring as specified below shall be three-quarters of one percent (0.75%) for Floating Rate Advances, and three and one-quarter of one percent (3.25%) for LIBOR Advances. The Margins shall be adjusted to one-quarter of one percent (0.25%) for Floating Rate Advances, and two and three-quarters of one percent (2.75%) for LIBOR Advances if, and only if, Company’s Net Income as of the fiscal year ending December 31, 2008 is greater than or equal to $1,000,000.

A reduction in the Margins will be made following receipt of Company’s financial statements required by Section 5.1(a) this Agreement for the fiscal year ending December 31, 2008. The reduction in the Margin change shall become effective not more than 30 days after the date of Wells Fargo’s receipt of such financial statements. Notwithstanding the foregoing, no reduction in any Margin will be made if a Default Period exists at the time that such reduction would otherwise be made.

If amended or restated financial statements would change previously calculated Margins, or if Wells Fargo determines that any financial statements have materially misstated Company’s financial condition, then Wells Fargo may, using the most accurate information available to it, recalculate the financial test or tests governing the Margins and retroactively increase the Margins from the date of receipt of such amended or restated financial statements and charge Company additional interest, which may be imposed on Company from the date on which the Margins had been decreased by Wells Fargo in reliance on the financial statements that have been amended or restated.

(b) Default Interest Rate. Commencing on the day an Event of Default occurs, through and including the date (i) that the Event of Default has been waived or (ii) identified by Wells Fargo in a Record as the date that the Event of Default has been cured, (each such period a “Default Period”), or during a time period specified in Section 1.9 of this Agreement, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note shall bear interest at a rate that is two percent (2.0%) above the contractual rate set forth in Section 1.6(a) of this Agreement (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(c) Interest Accrual on Payments Applied to Revolving Note. Payments received by Wells Fargo other than by wire transfer shall be applied to the Revolving Note as provided in Section 1.4(c)(i) of this Agreement, but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note. If Company uses Ready Remit, then payments received by Wells Fargo shall be applied to Indebtedness advanced on the Revolving Note as provided in Section 1.4(c)(ii) of this Agreement, but the amount of principal paid shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note.

(d) Usury. In any event no rate change shall be put into effect that would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between Company and Wells Fargo are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Company and Wells Fargo. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between Company and Wells Fargo, or their respective successors and assigns. Unless preempted by federal law or as permitted under the sentence immediately following this sentence, the Floating Rate, the LIBOR Advance Rate or the Default Rate, as applicable, from time to time in effect under this Agreement may not exceed the “weekly ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code (Vernon’s Texas Code Annotated), as amended from time to time (the “Texas Finance Code”). If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Wells Fargo by reason thereof shall be payable in accordance with Section 1.6 hereof.

1.7 Fees.

(a) Origination Fee. Company shall pay Wells Fargo a one time origination fee of $37,500, which shall be fully earned and payable upon the execution of this Agreement.

(b) Unused Line Fee.  Company shall pay Wells Fargo an annual unused line fee of one-quarter of one percent (0.25%) of the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(c) Collateral Exam Fees. Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $850 per eight-hour day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection.

(d) Termination and Line Reduction Fees. If (i) Wells Fargo terminates the Line of Credit during a Default Period, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) two percent (2.0%) if the termination occurs on or before the first anniversary of the first Advance; (B) one percent (1.0%) if the termination or reduction occurs after the first anniversary of the first Advance, but on or before the second anniversary of the first Advance; and (C) one-quarter of one percent (0.25%) if the termination or reduction occurs after the second anniversary of the first Advance.

(e) Letter of Credit Fees. Company shall pay a fee with respect to each Letter of Credit issued by Wells Fargo of two percent (2.0%) per annum of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and following an Event of Default, this fee shall increase to four percent (4.0%) per annum of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

(f) Letter of Credit Administrative Fees. Company shall pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(g) Other Fees and Charges. Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or for (ii) the administration of Collateral by Wells Fargo. All such fees and charges shall be imposed at Wells Fargo’s sole discretion following oral notice to Company on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Company’s request for an Advance following such notice shall constitute Company’s agreement to pay such fees and charges.

(h) Contracted Funds Breakage Fees. Company may prepay the principal amount of the Revolving Note at any time in any amount, whether voluntarily or by acceleration, provided, however, that if the principal amount of any Revolving Note LIBOR Advance is prepaid, Company shall pay to Wells Fargo immediately upon demand a contracted funds breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Company acknowledges that prepayment of the Revolving Note may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. Company therefore agrees to pay the above-described contracted funds breakage fee and agrees that said amount represents a reasonable estimate of the contracted funds breakage costs, expenses and/or liabilities of Wells Fargo.

1.8 Interest Accrual; Principal and Interest Payments; Computation.

(a) Interest Payments and Interest Accrual. Accrued and unpaid interest shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.

(b) Payment of Revolving Note Principal. The principal amount of the Revolving Note shall be paid from time to time as provided in Section 1.2(b), and shall be fully due and payable on the Termination Date. All payments of principal will be applied first to Floating Rate Advances and then to LIBOR Advances so as to avoid contracted funds breakage costs.

(c) Payments Due on Non-Business Days. If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

1.9 Termination, Reduction or Non-Renewal of Line of Credit by Company; Notice.

(a) Termination by Company after Advance Notice. Company may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 30 days prior to the proposed Termination Date, (ii) pays Wells Fargo the termination fee set forth in Section 1.7(d) of this Agreement, and (iii) pays the Indebtedness in full or down to the reduced Maximum Line Amount.

(b) Non-Renewal by Company; Notice. If Company does not wish Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Company shall deliver an Authenticated Record to Wells Fargo at least 30 days prior to the Maturity Date notifying Wells Fargo of its intention not to renew. If Company fails to deliver to Wells Fargo such timely notice, then the Revolving Note shall accrue interest at the Default Rate commencing on the 30th day prior to the Maturity Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention not to renew.

1.10 Letters of Credit

(a) Issuance of Letters of Credit; Amount. Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Company’s account. Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of: (i) $2,000,000 less the L/C Amount, or (ii) the Borrowing Base.

(b) Additional Letter of Credit Documentation. Prior to requesting issuance of a Letter of Credit, Company shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement, a Commercial Letter of Credit Agreement, an L/C Application, and any other documents that Wells Fargo may request, which shall govern the issuance of the Letter of Credit and Company’s obligation to reimburse Wells Fargo for any related Letter of Credit draws (the “Obligation of Reimbursement”).

(c) Expiration. No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.

(d) Obligation of Reimbursement During Default Periods. If Company is unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Company shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date presentment of the underlying draft until reimbursement in full at the Default Rate. Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.

1.11 Special Account. If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Revolving Note the L/C Amount continues to exceed the Borrowing Base, then Company shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base. If Company fails to pay these amounts promptly, then Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo. Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness. Company may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness has been fully paid.

2. Security Interest and Occupancy of Company’s Premises

2.1 Grant of Security Interest. Company hereby pledges, assigns and grants to Wells Fargo, a first priority Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Indebtedness. Following request by Wells Fargo, Company shall grant Wells Fargo a Lien and security interest in all commercial tort claims that it may have against any Person.

2.2 Notifying Account Debtors and Other Obligors; Collection of Collateral. Wells Fargo may at any time that a Default Period exists and anytime Wells Fargo reasonably believes necessary deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo. Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request. After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo’s or in Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor. Wells Fargo may, in Wells Fargo’s name or in Company’s name, as Company’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Company’s mail to any address designated by Wells Fargo, otherwise intercept Company’s mail, and receive, open and dispose of Company’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Company’s account or forwarding such mail to Company’s last known address.

2.3 Assignment of Insurance. As additional security for the Indebtedness, Company hereby assigns to Wells Fargo all rights of Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo. At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo’s or Company’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies in excess of $25,000 received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

2.4 Company’s Premises

(a) Wells Fargo’s Right to Occupy Company’s Premises. Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where Company conducts its business or has any rights of possession, including the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b) Wells Fargo’s Use of Company’s Premises. Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

(c) Company’s Obligation to Reimburse Wells Fargo. Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5 License. Without limiting the generality of any other Security Document, Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Company for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Company for its own manufacturing and subject to Company’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

2.6 Financing Statements. Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims as Wells Fargo may consider necessary or useful to perfect the Security Interest. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Company and are hereby re-authorized. Following the termination of the Line of Credit and payment of all Indebtedness, Wells Fargo shall, at Company’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

2.7 Setoff. Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Company by Wells Fargo against any Indebtedness, whether or not due.

2.8 Collateral. This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Company is entitled to any surplus and shall remain liable for any deficiency. Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral. Wells Fargo shall not be obligated to preserve rights Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application. Wells Fargo has no obligation to clean-up or prepare Collateral for sale. Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9 Notices Regarding Disposition of Collateral. If notice to Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

3. Conditions Precedent

3.1 Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit. Wells Fargo’s obligation to make the initial Advance or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, fees, and other documents and information described in Exhibit C, duly executed and in form and content satisfactory to Wells Fargo.

3.2 Additional Conditions Precedent to All Advances and Letters of Credit. Wells Fargo’s obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance or issuance of the Letter of Credit that would result in an Event of Default.

4. Representations and Warranties

To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D. Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true and correct as of the time of the request, unless they relate exclusively to an earlier date. Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5. Covenants

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.

5.1 Reporting Requirements. Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

(a) Annual Financial Statements. As soon as available and in any event within 120 days after Company’s fiscal year end, financial statements of Parent audited by an independent certified public accountant firm reasonably acceptable to Wells Fargo (it being acknowledged that Weinberg & Company P.A. is acceptable), which shall include Parent’s balance sheet, income statement, and statement of retained earnings and cash flows prepared on a consolidated basis to include all Subsidiaries of Parent, and, if requested by Wells Fargo, on a consolidating basis to include all Subsidiaries of Parent. The annual financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company’s chief financial officer.

Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by copies of all management letters prepared by Company’s accountants.

(b) Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each month, a Company prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year-to-date period then ended, prepared, on a consolidated basis to include all Subsidiaries of Parent, and, if requested by Wells Fargo, on a consolidating basis to include all Subsidiaries of Parent, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments. The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company’s chief financial officer.

(c) Collateral Reports. No later than 10 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Company’s accounts receivable and accounts payable, a detailed inventory report, an inventory certification report and a calculation of Company’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as of the end of that month or shorter time period requested by Wells Fargo.

(d) Projections. No later than 30 days after approval by Company’s Directors, Company’s projected balance sheet and income statement and statement of cash flows for each month of the next fiscal year, accompanied by a certificate of Company’s chief financial officer to the effect that such projections have been prepared in good faith on the basis of reasonable assumptions.

(e) Supplemental Reports. Weekly, or more frequently if Wells Fargo requests, Company’s standard form of “daily collateral report”, together with receivables schedules, collection reports, and copies of invoices, shipment documents and delivery receipts for goods sold to account debtors.

(f) Litigation. No later than three days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $50,000.

(g) Intellectual Property. (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to acquire such rights; (ii) except for transfers permitted under Section 5.17, no later than 15 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon knowledge thereof, a Record notifying Wells Fargo of (A) any material Infringement of Company’s Intellectual Property Rights by any Person, (B) claims that Company is materially Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or limitation of Company’s material Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to Company’s Intellectual Property Rights.

(h) Defaults. No later than three days after learning of the probable occurrence of any Event of Default, a Record describing in detail the Event of Default and the steps being taken by Company to cure the Event of Default.

(i) Disputes. Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company’s customers involving sums in excess of $50,000; (ii) credit memos not previously reported in Section 5.1(e) involving sums in excess of $50,000; and (iii) any goods returned to or recovered by Company outside of the ordinary course of business with a value in excess of $50,000.

(j) Changes in Responsible Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company’s Responsible Officers and Directors.

(k) Collateral. Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

(l) Commercial Tort Claims. Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims brought by Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Company’s damages, copies of any complaint or demand letter submitted by Company, and such other information as Wells Fargo may request.

(m) Reports to Stockholders. Promptly upon distribution, copies of all financial statements, reports, proxy statements and filings with the Securities and Exchange Commission which Parent shall have sent to its stockholders.

(n) Tax Returns of Company. No later than five days after they are required to be filed, copies of Company’s signed and dated state and federal income tax returns and all related schedules, and copies of any extension requests.

(o) Violations of Law. No later than three days after discovery of any violation, a Record notifying Wells Fargo of Company’s violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the financial condition, properties or operations of Company.

(p) Other Reports. From time to time, with reasonable promptness, all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may reasonably request.

5.2 Financial Covenants. Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a) Minimum Net Income. Company shall achieve Net Income for (a) the quarter ending December 31, 2007 of not less than $150,000, (b) the quarter ending March 31, 2008 of not less than $<60,000>, and (c) for each fiscal quarter ending thereafter of not less than $75,000 (numbers appearing between “< >“ are negative).

(b) Minimum Debt Service Coverage Ratio. Company shall maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.0, measured as of the last day of each quarter for the four quarters then most recently ended.

(c) Capital Expenditures. Company shall not incur or contract to incur Capital Expenditures of more than $100,000 from the Closing Date through December 31, 2007 and, thereafter, $500,000 in the aggregate during any fiscal year.

5.3 Other Liens and Permitted Liens.

(a) Other Liens; Permitted Liens. Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Company’s business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) The Security Interest and Liens created by the Security Documents; (iv) Purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value and so long as no Default Period is then in existence and none would exist immediately after such acquisition, (v) Liens for taxes not yet due or which are being contested in good faith if adequate reserves with respect thereto are maintained on Company’s books; (vi) Carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith, and (vii) Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation.

(b) Financing Statements. Company shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Company’s assets, other than Wells Fargo, except with respect to Permitted Liens. Company shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4 Indebtedness. Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) indebtedness arising under this Agreement; (b) indebtedness of Company described in Exhibit F; (c) indebtedness secured by Permitted Liens; and (d) indebtedness on terms and conditions acceptable to Wells Fargo that is subordinated to the indebtedness under this Agreement pursuant to a Subordination Agreement in form and substance acceptable to Wells Fargo in its sole discretion.

5.5 Guaranties. Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; and (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F.

5.6 Investments and Subsidiaries. Company shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

(a) Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) Travel advances or loans to Company’s Officers and employees not exceeding at any one time an aggregate of $50,000;

(c) Prepaid rent not exceeding one month or security deposits;

(d) Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D; and

(e) Other investments made after the date hereof not to exceed an aggregate amount of $100,000.

5.7 Dividends and Distributions. Except as set forth in this Agreement, Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly.

5.8 Salaries. Company shall not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than 20% in any one year, either individually or for all such Persons in the aggregate unless such amount has been approved by the compensation committee of the Parent, or pay such an increase from any source other than profits earned in the year of payment.

5.9 Books and Records; Collateral Examination; Inspection and Appraisals.

(a) Books and Records; Inspection. Company shall keep complete and accurate books and records with respect to the Collateral and Company’s business and financial condition and any other matters that Wells Fargo may reasonably request, in accordance with GAAP. Company shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours and, so long as no Default Period exists, upon reasonable advance notice, and to discuss Company’s affairs with any of its Directors, Officers, employees, or agents.

(b) Authorization to Company’s Agents to Make Disclosures to Wells Fargo. Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Company’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company.

(c) Collateral Exams and Inspections. Company shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Company at any time during ordinary business hours, but generally once each quarter and no less than three times each calendar year. If Company maintains an average excess Borrowing Base availability of at least $3,000,000 over the applicable prior three-month period and Company is in compliance with all covenants and terms of the Loan Documents, then Wells Fargo, in its sole discretion, may waive the next scheduled Collateral exam.

(d) Collateral Appraisals. Wells Fargo may also obtain, from time to time, but no less than one time each calendar year, at Company’s expense, a Collateral Appraisal by an appraiser acceptable to Wells Fargo in its sole discretion.

5.10 Account Verification; Payment of Permitted Liens.

(a) Account Verification. Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Company’s Accounts; and (ii) require Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b) Covenant to Pay Permitted Liens. Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

5.11 Compliance with Laws.

(a) General Compliance with Applicable Law; Use of Collateral. Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b) Compliance with Federal Regulatory Laws. Company shall (i) prohibit and cause each Subsidiary to prohibit, any Person that is an Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo’s related policies and procedures.

5.12 Payment of Taxes and Other Claims. Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company, although Company shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.13 Maintenance of Collateral and Properties.

(a) Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company may discontinue the operation and maintenance of any properties if Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo. Company shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property material to its business.

(b) Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral. Company shall keep all Collateral free and clear of all Liens except permitted Liens. Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

5.14 Insurance. Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts, on such terms (including any deductibles) and against such risks as Wells Fargo may reasonably require, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same geographical areas in which Company operates. Company shall also, at all times and without limitation maintain business interruption insurance (including force majeure coverage) and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Wells Fargo may reasonably request, with any loss payable to Wells Fargo to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for Wells Fargo’s benefit.

5.15 Preservation of Existence. Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

5.16 Delivery of Instruments, etc. Upon request by Wells Fargo, Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by Company.

5.17 Sale or Transfer of Assets; Suspension of Business Operations. Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (ii), (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and shall not liquidate, dissolve or suspend business operations, other than for dispositions of obsolete or worn out property in the ordinary course of business. Company shall not transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful or material to its business. If Company transfers any Intellectual Property Rights for value, Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness. Company shall not license any other Person to use any of Company’s Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with sales of Inventory or the provision of services to its customers.

5.18 Consolidation and Merger; Asset Acquisitions. Company shall not consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity.

5.19 Sale and Leaseback. Company shall not enter into any arrangement, directly or indirectly, with any other Person or entity whereby Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.20 Restrictions on Nature of Business. Company will not engage in any line of business materially different from that presently engaged in by Company, and will not purchase, lease or otherwise acquire any material assets not related to its business.

5.21 Accounting. Company will not adopt any material change in accounting principles except as required by GAAP, consistently applied. Company will not change its fiscal year.

5.22 Discounts, etc. After notice from Wells Fargo, Company will not grant any discount, credit or allowance to any customer of Company or accept any return of goods sold, except for such discounts, credits, allowances or returns, provided by Company in the ordinary course of business consistent with past practice. Company will not at any time modify, amend, subordinate, cancel or terminate any Account except in the ordinary course of business consistent with past practice.

5.23 Place of Business; Name. Without 60 days prior written notice to Wells Fargo, Company will not (i) transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises, or (ii) permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. Without 30 days prior written notice to Wells Fargo, Company will not change its name or jurisdiction of organization.

5.24 Constituent Documents; S Corporation Status. Company will not materially amend its Constituent Documents without first obtaining the prior written consent of Wells Fargo. Within 10 days of any immaterial amendment to its Constituent Documents, Company will deliver to Wells Fargo a copy of such amendment. Company will not become an S Corporation.

5.25 Performance by Wells Fargo. If Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.26 Wells Fargo Appointed as Company’s Attorney in Fact. To facilitate Wells Fargo’s performance or observance of Company’s obligations under this Agreement, Company hereby irrevocably appoints Wells Fargo and Wells Fargo’s agents, as Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements required to be obtained, executed, delivered or endorsed by Company in accordance with the terms of this Agreement.

5.27 Post-Closing Matters

(a) Rapor Dissolution. Company shall use commercially reasonable efforts to complete the liquidation and dissolution of Rapor, Inc., a Florida corporation (“Rapor”), in accordance with all applicable law, on or before December 20, 2007 (the "Rapor Dissolution"); provided, that prior to the Rapor Dissolution, Company shall not permit Rapor to own, lease, manage or operate any properties or assets (including cash) at any time; provided, further that; to the extent that the Rapor Dissolution has not occurred on or before December 20, 2007, Company shall deliver to Wells Fargo such additional Security Documents as Wells Fargo shall request in its sole discretion, including, but not limited to a Guaranty and a Guarantor Security Agreement, each executed on behalf of Rapor.

(b) Samsung Collateral Assignment. Company shall use commercially reasonable efforts to deliver to Wells Fargo on or before December 20, 2007 the collateral assignment of the Samsung Agreement, whereby Company shall assign all of Company’s rights in the Samsung Agreement to Wells Fargo, such collateral assignment to be in form and substance satisfactory to Wells Fargo in its sole discretion.

(c) Landlord Waiver. Company shall deliver to Wells Fargo on or before December 20, 2007 a landlord waiver or subordination, in form and substance reasonably acceptable to Wells Fargo, executed by the landlord and Company for the property located at 2801 Trade Center Drive, #120, Carrollton, Texas 75007 and a true and correct copy of the lease related to such property.

6. Events of Default and Remedies

6.1 Events of Default. An “Event of Default” means any of the following:

(a) Company fails to pay any Indebtedness as it becomes due and payable;

(b) Company fails to observe or perform any covenant or agreement of Company set forth in this Agreement or in any Loan Document; provided, that with respect to an Event of Default of Sections 5.11 and 5.13, such Event of Default continues unremedied for more than two Business Days and with respect to an Event of Default of Sections 5.1, 5.10 and 5.12, such Event of Default continues unremedied for more than ten Business Days;

(c) [Reserved].

(d) A Change of Control shall occur;

(e) Company or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or Company or any Guarantor makes an assignment for the benefit of creditors; or Company or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Company or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Company or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Company or any Guarantor;

(f) Company or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Company or such Guarantor as debtor; or any such petition is instituted against Company or any such Guarantor; or Company or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Company or any such Guarantor and is not dismissed within 30 days;

(g) Any representation or warranty made by Company in this Agreement or by any Guarantor in any Guaranty, or by Company (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty is untrue or misleading in any material respect when delivered to Wells Fargo;

(h) A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $50,000 which is not insured or subject to indemnity, is entered against Company which is not immediately stayed or appealed;

(i) Company is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract (including without limitation the Samsung Agreement), and the applicable grace period, if any, has expired;

(j) Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(k) Company fails to pay any indebtedness or obligation in excess of $10,000 owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;

(l) Any Guarantor repudiates or purports to revokes the Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

(m) Company engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive;

(n) Any event or circumstance occurs that Wells Fargo in good faith believes may impair the prospect of payment of all or part of the Indebtedness, or Company’s ability to perform material obligations under any of the Loan Documents, or there occurs any material adverse change in the business or financial condition of Company.

(o) Any Director, Responsible Officer, Guarantor or stockholder who owns at least 20% of the issued and outstanding common stock of Company is indicted for a felony offence under state or federal law, or Company hires a Responsible Officer or appoints a Director who has been convicted of any such felony offense, or a Person becomes stockholder who owns at least 20% of the issued and outstanding common stock of Company who has been convicted of any such felony offense.

6.2 Rights and Remedies. During any Default Period, Wells Fargo may exercise any or all of the following rights and remedies:

(a) Wells Fargo may terminate the Line of Credit;

(b) Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;

(c) Wells Fargo may, without notice to Company, apply any money owing by Wells Fargo to Company to payment of the Indebtedness;

(d) Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, proceeding with or without judicial process (without a prior hearing or notice of hearing, which Company hereby expressly waives) and sell, lease or otherwise dispose of Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and Company will upon Wells Fargo’s demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e) Wells Fargo may exercise and enforce its rights and remedies under the Loan Documents;

(f) Company will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.11;

(g) Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral, to which appointment Company hereby consents; and

(h) Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

Upon the occurrence of an Event of Default described in Section 6.1(e) or (f), Company’s Indebtedness shall immediately and automatically become due and payable without presentment, demand, protest or notice of any kind.

7. miscellaneous

7.1 No Waiver; Cumulative Remedies. No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents shall constitute a waiver of any other right, power or remedy under the Loan Documents. No notice to or demand on Company in any circumstance shall entitle Company to any additional notice or demand in any other circumstances. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2 Amendment of Loan Documents; Consents and Waivers; Authentication. No amendment or modification of any Loan Documents, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any release of Wells Fargo’s Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or is intended to release Wells Fargo’s Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver. The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

7.3 Execution in Counterparts; Delivery of Counterparts. This Agreement and all other Loan Documents, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument. Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument. Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company’s failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents.

7.4 Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a) Delivery of Notices, Requests and Communications. Any notice, request, demand, or other communication by either party that is required under the Loan Documents to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1 of this Agreement) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo’s Commercial Electronic Office® (“CEO®”) portal or other secure electronic channel to which the parties have agreed.

(b) Addresses for Delivery. Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c) Date of Receipt. Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) two Business Days after the date deposited in the mail if sent by mail, (iii) one Business Day after the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Section 1 of this Agreement, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d) Confidentiality of Unencrypted E-mail. Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5 Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a) Delivery of Company Information Records. Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(b) Addresses for Delivery. Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c) Date of Receipt. Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery, if delivered in person, (ii) two Business Days after the date deposited in the mail if sent by mail, (iii) one Business Day after the date delivered by courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed.

(d) Authentication of Company Information Records. Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree to under the CEO agreement.

(e) Certification of Company Information Records. Any Record (including any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f) Confidentiality of Company Information Records Sent by Unencrypted E-mail. Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure. Company acknowledges that it may deliver Electronic Records containing Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company, or through Wells Fargo’s CEO portal file upload service without risk of unauthorized disclosure.

7.6 Further Documents. Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo’s rights under the Loan Documents (but any failure to request or assure that Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

7.7 Costs and Expenses. Company shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement related to this Agreement, and the transactions contemplated by this Agreement, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8 Indemnity. In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future officers, directors, employees, attorneys and agents (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a) Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(b) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.12; and

(c) Any and all other liabilities (INCLUDING ALL STRICT LIABILITIES), losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.

If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee’s request, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Company’s sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law. Company’s obligations under this Section shall survive the termination of this Agreement and the discharge of Company’s other obligations under this Agreement. IT IS THE INTENTION OF COMPANY AND COMPANY AGREES THAT THE INDEMNITIES CONTAINED IN THIS AGREEMENT SHALL APPLY WITH RESPECT TO THE INDEMNIFIED MATTERS, WHICH MAY BE IN WHOLE OR IN PART CAUSED BY OR MAY ARISE OUT OF THE SOLE, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OR ANY STRICT LIABILITY OF ANY INDEMNITEE; HOWEVER, SUCH INDEMNITIES SHALL NOT EXTEND TO AN OTHERWISE INDEMNIFIED MATTER TO THE EXTENT THAT IT ARISES OUT OF THE INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.9 Retention of Company’s Records. Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company in connection with the Loan Documents for more than 30 days after receipt by Wells Fargo. If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10 Binding Effect; Assignment; Complete Agreement. The Loan Documents shall be binding upon and inure to the benefit of Company and Wells Fargo and their respective successors and assigns, except that Company shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, Company waives and will not assert against any assignee any claims, defenses or set-offs which Company could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record AND WITHOUT LIMITING THE FOREGOING, COMPANY AGREES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, this Agreement shall control.

7.11 Sharing of Information. Wells Fargo may share any information that it may have regarding Company and its Affiliates with its accountants, lawyers, and other advisors, and Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company may also share any information that they have with each other, and Company waives any right of confidentiality it may have with respect to the sharing of all such information as provided under this Section 7.11.

7.12 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13 Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Texas. The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of Texas in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Company in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Dallas, County of Dallas, Texas and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.15 Non-applicability of Chapter 346. Company and Purchaser hereby agree that, except for Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents.

7.16 Company’s Waiver of Rights Under Texas Deceptive Trade Practices Act. COMPANY HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF COMPANY’S OWN SELECTION, THE COMPANY VOLUNTARILY CONSENTS TO THIS WAIVER. COMPANY EXPRESSLY WARRANTS AND REPRESENTS THAT COMPANY (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO WELLS FARGO, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

COMPANY AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.
GVI SECURITY, INC. By: /s/ Joseph Restivo Joseph Restivo Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ John Wattinger John Wattinger Vice President

THE PARTIES TO THIS AGREEMENT have executed this Agreement through their duly authorized officers as of the date set forth above.

WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ John Wattinger John Wattinger Vice President	GVI SECURITY, INC. By: /s/ Joseph Restivo Joseph Restivo Chief Financial Officer

MAC-T5322-021 4975 Preston Park Blvd., Ste. 270 Plano, Texas 75093 Fax: (972) 867-7838 Attention: John Wattinger e-mail: john.wattinger@wellsfargo.com
2801 Trade Center Dr., #120
Carrollton, Texas 75007
Fax: (972) 245-7333
Attention: Joseph Restivo, CFO
e-mail: jrestivo@gviss.com
Federal Employer Identification No.:
77-0436410
Organizational Identification No.: 3196283

Credit and Security Agreement - Short Form (Committed).doc 8/21/2007 5:51:29 PM

SIGNATURE PAGE TO CREDIT AND SECURITY AGREEMENT

REVOLVING NOTE

$15,000,000.00	November 20 2007

FOR VALUE RECEIVED, the undersigned, GVI SECURITY, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the Termination Date described in the Credit and Security Agreement dated November 20, 2007 (as amended from time to time, the “Agreement”) and entered into between Wells Fargo and Company, at Wells Fargo’s office at 4975 Preston Park Blvd., Suite 270, Plano, Texas 75093, or at any other place designated at any time by the holder, in lawful money of the United States of America and in immediately available funds, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000.00) or the aggregate unpaid principal amount of all Advances made by Wells Fargo to Company under the terms of the Agreement, together with interest on the principal balance computed on the basis of actual days elapsed in a 360-day year, from the date of this Revolving Note until this Revolving Note is fully paid at the rate from time to time in effect under the terms of the Agreement. Principal and interest accruing on the unpaid principal balance of this Revolving Note shall be due and payable as provided in the Agreement. This Revolving Note may be prepaid only in accordance with the Agreement.

This Revolving Note is the Revolving Note referred to in the Agreement, and is subject to the terms of the Agreement, which provides, among other things, for the acceleration of this Revolving Note. This Revolving Note is secured, among other things, by the Agreement and the Security Documents as defined in the Agreement, and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for this Revolving Note.

Company shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

GVI SECURITY, INC.

By:
Name:
Its: President

Exhibit A to Credit and Security Agreement

DEFINITIONS

“Account Funds” is defined in Section 1.4(a).

“Accounts” shall have the meaning given it under the UCC.

“Advance” and “Advances” is defined in Section 1.1(a).

“Affiliate” or “Affiliates” means Parent and any other Person controlled by, controlling or under common control with Company, including any Subsidiary of Company. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of 25% or more of the voting securities of such Person, by contract or otherwise.

“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

“Agreement” means this Credit and Security Agreement.

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business.

“Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, in each case, which are capitalized on Company’s balance sheet, excluding Company expenditures for the lease of its offices and warehouse.

“CEO” is defined in Section 7.4(a).

“Change of Control” means the occurrence of any of the following events:

(a) Any Person, entity or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Company on the date of the initial Advance is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent (25%) of the voting power of all classes of ownership of Company;

(b) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Company (together with any new Directors whose election to such board of Directors, or whose nomination for election by the stockholders of Company, was approved by a vote of two thirds of the Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Company then in office; and

(c) The failure of Steve Walin and Joseph Restivo to be involved in the senior management of Company, unless, within 90 days of termination of their involvement, they are replaced with management acceptable to Wells Fargo in its reasonable discretion.

“Collateral” means all of Company’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, Intellectual Property Rights, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.

“Collection Account” is defined in Section 1.4(a), and though owned by Wells Fargo as both depositor and as depository bank, the Collection Account is maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit entered into between Company as applicant and Wells Fargo as issuer.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Current Maturities of Long Term Debt” means, during a period beginning and ending on designated dates, the amount of Company’s long-term debt and capitalized leases which become due during the that period (other than leases of Company’s offices and warehouse).

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means (a) the sum of (i) Funds from Operations plus (ii) Interest Expense minus (iii) unfinanced Capital Expenditures divided by (b) the sum of (i) Current Maturities of Long Term Debt plus (ii) Interest Expense.

“Default Period” is defined in Section 1.6(b).

“Default Rate” is defined in Section 1.6(b).

“Director” means a director if Company is a corporation, or a governor or manager if Company is a limited liability company.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Accounts” means all unpaid Accounts of Company arising from the sale or lease of goods or the performance of services, net of any credits, but excluding:

(a) That portion of Accounts unpaid 90 days or more after the invoice date;

(b) That portion of Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c) That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d) Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e) Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws);

(f) Accounts denominated in any currency other than United States Dollars;

(g) Accounts owed by an account debtor located outside the United States which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion;

(h) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(i) Accounts owed by any Subsidiary, Affiliate, Officer or employee of Company;

(j) Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(k) That portion of Accounts that has been restructured, extended, amended or modified;

(l) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m) Accounts owed by an account debtor (other than Accounts owed by Wal-Mart Stores, Inc. or ADI, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds 15% of or, in the case of Wal-Mart Stores, Inc., to the extent that the aggregate balance of such Accounts exceeds 20% of or, in the case of ADI, to the extent that the aggregate balance of such Accounts exceeds 35% of the aggregate amount of all Accounts;

(n) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount of Accounts due from such debtor is ineligible under clauses (a), (b), or (k) above; and

(o) Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Eligible Inventory” means all Inventory of Company, valued at the lower of cost or market in accordance with GAAP; but excluding Inventory having any of the following characteristics:

(a) Inventory that is: other than with respect to in-transit inventory, not located at 2801 Trade Center Drive, Carrollton, Texas 75007 or located at any warehouse, job site or other premises not approved by Wells Fargo in an Authenticated Record delivered to Company; not subject to a duly perfected first priority Lien in Wells Fargo’s favor; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Wells Fargo;

(b) Inventory in-transit not covered by insurance policies, documents of title and other documentation satisfactory to Wells Fargo and all other Inventory in-transit in excess of $2,000,000;

(c) Supplies, fabricated parts packaging, parts or sample Inventory, or customer supplied parts of Inventory;

(d) Work-in-process Inventory;

(e) Inventory that is damaged, defective, obsolete (including Inventory with respect to which Company has had the SKU on hand longer than one year from purchase without any sales of such Inventory), slow moving (including Inventory with respect to which Company has more than a one-year supply on hand of the SKU based on the previous 12-month sales, to the extent of such excess supply, but excluding Inventory that Company has carried for less than 12 months) or not currently saleable in the normal course of Company’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(f) Inventory that Company has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;

(g) Inventory that is perishable or live;

(h) Inventory manufactured or acquired by Company pursuant to a license agreement unless the applicable licensor has agreed in a Record that has been Authenticated by licensor to permit Wells Fargo to exercise its rights and remedies against such Inventory;

(i) Inventory that is subject to a Lien in favor of any Person other than Wells Fargo;

(j) Inventory otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Equipment” shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement.

“Event of Default” is defined in Section 6.1.

“Floating Rate” is defined in Section 1.6(a).

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Funds from Operations” means for a given period, the sum of (a) Net Income, (b) depreciation and amortization, (c) any increase (or decrease) in deferred income taxes, (d) any increase (or decrease) in lifo reserves, and (e) other non-cash items, each as determined for such period in accordance with GAAP.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

“General Intangibles” shall have the meaning given it under the UCC.

“Guarantor(s)” means Parent and any other Person now or in the future guaranteeing the Indebtedness through the issuance of a Guaranty.

“Guarantor Security Agreement(s)” means a security agreement executed by a Guarantor in favor of Wells Fargo.

“Guaranty” means an unconditional continuing guaranty executed by a Guarantor in favor of Wells Fargo (if more than one, the “Guaranties”).

“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation indebtedness arising under any swap, derivative, foreign exchange, hedge, deposit, treasury management or any similar transaction or arrangement that Company may enter into at any time with Wells Fargo, whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitees” is defined in Section 7.8.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, Company’s total gross interest expense during such period (excluding interest income), and shall in any event include (a) interest expensed (to the extent paid or payable in cash) on all Debt, (b) the amortization of all cash fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (c) the portion of any capitalized lease obligation allocable to interest expense; provided that, Interest Expense shall not include non-cash expenses in respect of original issuance discounts or “PIK” interest.

“Interest Payment Date” is defined in Section 1.8(a).

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued or on which a Floating Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to that date that falls one, three, six months or one year afterward (as designated by Company), during which period the outstanding principal amount of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

(a) If an Interest Period would otherwise end on a day which is not a Business Day, then it shall end on the next Business Day, unless that day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month;

(b) No Interest Period applicable to an Advance may end later than the Maturity Date; and

(c) In no event shall Company select Interest Periods with respect to LIBOR Advances which would result in the payment of a contracted funds breakage fee under this Agreement in order to make required principal payments.

“Inventory” shall have the meaning given it under the UCC.

“Inventory Appraisal” shall mean an appraisal of Company’s Inventory delivered in accordance with Section 5.9(d), satisfactory to Wells Fargo in its sole discretion.

“Investment Property” shall have the meaning given it under the UCC.

“L/C Amount” means the sum of (a) the Aggregate Face Amount of any outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.

“L/C Application” means an application for the issuance of standby or documentary Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, in form acceptable to Wells Fargo.

“Letter of Credit” and “Letters of Credit” are each defined in Section 1.10(a).

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Wells Fargo as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Wells Fargo for the purpose of calculating effective rates of interest for loans making reference to it, on the first day of an Interest Period for delivery of funds on that date for a period of time approximately equal to the number of days in that Interest Period and in an amount approximately equal to the principal amount to which that Interest Period applies. Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Advance Rate.

“LIBOR Advance Rate” is defined in Section 1.6(a).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Line of Credit” is defined in the Recitals.

“Loan Documents” means this Agreement, the Revolving Note, each Guaranty, each Subordination Agreement, each Patent and Trademark Security Agreement, each Standby Letter of Credit Agreement, each Commercial Letter of Credit Agreement, any L/C Applications, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company now or in the future may be a party and which may be required by Wells Fargo.

“Lockbox” is defined in Section 1.4(b)(i), and is subject to the terms of the Lockbox service description to the Master Agreement for Treasury Management Services.

“Margin” means a rate per annum, expressed as a percentage, as more fully described in Section 1.6(a).

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and each and every service description governing all deposit and treasury management products offered by Wells Fargo to Company.

“Material Adverse Effect” means any of the following:

(a) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Company;

(b) A material adverse effect on the ability of Company to perform its obligations under the Loan Documents;

(c) A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or

(d) Any claim against Company or threat of litigation which if determined adversely to Company would cause Company to be liable to pay an amount exceeding $10,000 or would result in the occurrence of an event described in clauses (a), (b) and (c) above.

“Maturity Date” is defined in Section 1.1(b).

“Maximum Line Amount” is defined in Section 1.1(a).

“Net Income” means with respect to any period, after-tax and after-stockholder dividends and distributions net income from continuing operations, excluding extraordinary losses and extraordinary gains, all as determined in accordance with GAAP, plus all non-cash expense in respect of equity awards and issuances, original issuance discount expense and other non-cash interest expense.

“Net Orderly Liquidation Value” shall mean, at any time, the value of the Company’s Inventory, at such time in an orderly liquidation, taking into account all costs, fees and expenses estimated to be incurred by Wells Fargo in connection with such liquidation, based upon the most recent Inventory Appraisal.

“Obligation of Reimbursement” is defined in Section 1.10(b).

“OFAC” is defined in Section 5.12(b).

“Officer” means an officer of Company.

“Operating Account” is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

“Overadvance” means the amount, if any, by which the outstanding principal balance of the Revolving Note , plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Parent” means GVI Security Solutions, Inc., a Delaware corporation.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between Company and Wells Fargo.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Premises” is defined in Section 2.4(a).

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

“Proceeds” shall have the meaning given it under the UCC.

“Rapor” is defined in Section 5.27.

“Rapor Dissolution” is defined in Section 5.27.

“Ready Remit” is defined in Section 1.4(b)(ii), and is subject to the terms of the Ready Remit service description to the Master Agreement for Treasury Management Services.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.

“Responsible Officer” means with respect to Company, its president, chief executive officer, chief financial officer, chief operating officer, secretary, treasurer or any other executive officer.

“Revolving Note” is defined in Section 1.1(d).

“Samsung Agreement” means that certain Distribution Agreement dated October 2, 2006 between Samsung Electronics Co., Ltd. and Company.

“Security Documents” means this Agreement, the Patent and Trademark Security Agreement(s), the Guarantor Security Agreement(s), the Pledge Agreement(s) and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Special Account” means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully described in Section 1.11.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between Company as applicant and Wells Fargo as issuer.

“Subordinated Creditor(s)” means any Person now or in the future subordinating indebtedness of Company held by that Person to the payment of the Indebtedness.

“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of Wells Fargo (if more than one, the “Subordination Agreements”).

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” is defined in Section 1.1(b).

“Texas Finance Code” is defined in Section 1.6(d).

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unused Amount” is defined in Section 1.7(b).

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

Exhibit B to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement are legally described as follows:

2801 Trade Center Dr., #120
Carrollton, TX 75007

B-1

Exhibit C to Credit and Security Agreement

CONDITIONS PRECEDENT

(a)	The Revolving Note.

(b)	The Master Agreement for Treasury Management Services, the Acceptance of Services, and related service description for each credit related product or service that is described in this Agreement.

(c)	A Standby Letter of Credit Agreement and a Commercial Letter of Credit Agreement, and a separate L/C Application for each Letter of Credit that Company has requested that Wells Fargo issue.

(d)	A Guaranty of each Guarantor, pursuant to which each Guarantor unconditionally guarantees the full and prompt payment of all Indebtedness.

(e)	A Guarantor Security Agreement of each Guarantor, pursuant to which each Guarantor grants a security interest in favor of Wells Fargo.

(f)	The Pledge Agreement (along with the original stock certificates pledged thereunder, with stock powers endorsed in blank).

(g)
A true and correct copy of every agreement pursuant to which Company’s property is in the possession of a Person other than Company, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to Company’s other than Company, or if there exists any such secured party, evidence that each such party has received notice from Company and Wells Fargo sufficient to protect Company’s and Wells Fargo’s interests in Company’s goods from any claim by such secured party.

(h)
A true and correct copy of any agreements pursuant to which Company’s property is in the possession of any Person other than Company, together with (i) an Acknowledgment and Waiver of Liens from each landlord or mortgagee who has or may in the future have possession of Company’s goods from time to time, (ii) UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person’s property other than Company, or if there exists any such secured party, evidence that the secured party has received notice from Company and Wells Fargo sufficient to protect Company’s and Wells Fargo’s interests in Company’s goods from any claim by such secured party.

(i)
Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Company except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(j)
A certificate of Company’s secretary or assistant secretary certifying that attached to such certificate are (i) the resolutions of Company’s Directors and, if required, stockholders, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of Company’s Constituent Documents, and (iii) examples of the signatures of Company’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on Company’s behalf.

(k)	A current certificate of good standing or status issued by the secretary of state or other appropriate authority for Company’s state of organization.

(l)
Evidence that Company is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(m)	A certificate of an appropriate Officer of Company confirming, the representations and warranties set forth in this Agreement.

(n)
Certificates of the insurance required under this Agreement, with all hazard insurance containing a lender’s loss payable endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as an additional insured.

(o)	The Patent and Trademark Security Agreement(s).

(p)
Payment of fees and commissions due under this Agreement through the date of initial Advance, and any expenses incurred by Wells Fargo through such date and payable by Company, including all legal expenses incurred through the date of this Agreement.

(q)
Evidence that after making the initial Advance, satisfying all obligations owed to Company’s prior lender, satisfying all trade payables older than 30 days from invoice date, book overdrafts and closing costs, availability as measured by subtracting the initial Advance from the Maximum Line Amount or the Borrowing Base shall be not less than $1,000,000.

(r)	A Customer Identification Information form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

(s)
Payment of the fees due under Section 1.7 through the date of the initial Advance or issuance of a Letter of Credit, plus reimbursement of and costs and expenses incurred by Wells Fargo through such date that are required to be paid by Company under Section 7.7, including any legal expenses incurred through such date.

(t)	Evidence that there has been no material adverse change in the financial condition or otherwise of Company since September 30, 2007.

(u)	Wells Fargo shall have received a satisfactory Inventory Appraisal.

(v)
Wells Fargo shall have conducted and been satisfied with the results of such other due diligence (including customer and vendor references, background checks and other confirmations), as it in its sole discretion may require.

(w)	Such other documents as Wells Fargo in its sole discretion may require.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a) Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so qualified would not be material. Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, Company has done business solely under the names set forth below in addition to its correct legal name. Company’s chief executive office and principal place of business is located at the address set forth below, and all of Company’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth below. Company’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Company’s signature.

Trade Names
GVI Security Inc. d/b/a Samsung CCTV [GVI d/b/a Samsung CCTV]

Chief Executive Office / Principal Place of Business
2801 Trade Center Dr., #120 Carrollton, Texas 75007

Other Inventory and Equipment Locations
None

(b) Ownership. Company is a wholly-owned subsidiary of Parent.

(c) Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by Company of the Loan Documents and borrowing under the Line of Credit have been duly authorized and do not (i) require the consent or approval of Company’s stockholders; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or of Company’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Company.

(d) Legal Agreements. This Agreement constitutes and, upon due execution by Company, the other Loan Documents will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

(e) Subsidiaries and Affiliates. Company does not have any Subsidiaries.

(f) Financial Condition; No Adverse Change. Company has furnished to Wells Fargo Parent’s audited financial statements for its fiscal year ended December 31, 2006 and unaudited financial statements for the fiscal-year-to-date period ended September 30, 2007 and those statements fairly present Company’s financial condition as of those dates and the results of Company’s operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in Company’s business, properties or condition (financial or otherwise).

(g) Litigation. There are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company, Parent or any of Parent’s Subsidiaries or the properties of Company, Parent or any of Parent’s Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company, Parent or any of Parent’s Subsidiaries, would result in a final judgment or judgments against Company, Parent or any of Parent’s Subsidiaries in an amount in excess of $10,000, apart from those matters specifically set forth below.

Litigation Matters in Excess of $10,000
Mark Iversen vs. GVI Security, Inc. dba Samsung CCTV

(h) Intellectual Property Rights.

(i) Owned Intellectual Property. Set forth below is a complete list of all registered patents, applications for patents, registered trademarks, applications to register trademarks, registered service marks, applications to register service marks and registered copyrights for which Company is the owner of record and that are material to Company’s business individually or in the aggregate (the “Owned Intellectual Property”). Except as set forth below, (A) Company owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or otherwise, (B) no Person other than Company owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii) Intellectual Property Rights Licensed from Others. Set forth below is a complete list of all agreements under which Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company is obligated to make with respect thereto. Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Company’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by agreed to in a Record Authenticated by Company or otherwise. Except as set forth below, Company is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iii) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as set forth below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Company’s business as it is presently conducted or as Company reasonably foresees conducting it.

(iv) Infringement. Except as set forth below, Company has no knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Intellectual Property Disclosures

Serial Number	Reg. Number	Trademark
78536807	3134222	GVI
78536805	3128005	GVI
78511873	3011496	GVI
78511869	3015703	GVI
78479662	3072895	GVI
78479659	3008911	GVI
78479652	3011292	GVI
78479647	3072894	GVI

(i) Taxes. Company, Parent and Parent’s Subsidiaries have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. Company, Parent and Parent’s Subsidiaries have filed all federal, state and local tax returns which to the knowledge of the Officers of Company, Parent and Parent’s Subsidiaries, as the case may be, are required to be filed, and Company, Parent and Parent’s Subsidiaries have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

(j) Titles and Liens. Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.

(k) No Defaults. Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

(l) Submissions to Wells Fargo. All financial and other information provided to Wells Fargo by or on behalf of Company in connection with Company’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

(m) Financing Statements. Company has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other security interests created by the Security Documents. When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(n) Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument other than returns by customers in the ordinary course of business.

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To: Wells Fargo Bank, National Association

Date: ___________________, 200__

Subject: Financial Statements

In accordance with our Credit and Security Agreement dated November [___], 2007 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of GVI Security Solutions, Inc. dated _______________, 200__ (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

A. Preparation and Accuracy of Financial Statements. I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B. Name of Company; Merger and Consolidation. I certify that:

(Check one)
☐	Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐
Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐is more fully described in the statement of facts attached to this Certificate.

C.	Events of Default. I certify that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐
I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

E-1

D.	Litigation Matters. I certify that:

(Check one)

☐	I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐
I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.	Financial Covenants. I further certify that:

(Check and complete each of the following)

1. Minimum Net Income. Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, Company’s Net Income was $__________, which ☐ satisfies ☐ does not satisfy the requirement that Net Income for (a) the quarter ending December 31, 2007 be not less than $150,000, (b) the quarter ending March 31, 2008 be not less than $<60,000>, and (c) for each fiscal quarter ending thereafter be not less than $75,000 (numbers appearing between “< >“ are negative) on the Reporting Date.

2. Minimum Debt Service Coverage Ratio. Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Company’s Debt Service Coverage Ratio was ______ to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such ratio be not less than 1.25 to 1.00 on the Reporting Date.

3. Capital Expenditures. Pursuant to Section 5.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended [_______________, 200___,_] for Capital Expenditures, $________________ in the aggregate which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $100,000 from the Closing Date through December 31, 2007 and, thereafter, $500,000 in the aggregate during any fiscal year.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

By:
Its Chief Financial Officer

E-2

Exhibit F to Credit and Security Agreement

PERMITTED LIENS

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.
Firstlease, Inc.	Equipment	Delaware	June 15, 2004	41646688
Firstlease, Inc.	Equipment	Delaware	August 30, 2004	42433680
Firstlease, Inc.	Equipment	Delaware	April 6, 2004	41127812
Inter-Tel Leasing, Inc.	Equipment	Delaware	August 13, 2004	42289959

INDEBTEDNESS

None

GUARANTIES

None

F-1